Exhibit 99.1

For Immediate Release

Insys Therapeutics Announces CEO Succession Plan

PHOENIX, AZ— September 21, 2016 - Insys Therapeutics, Inc. (NASDAQ: INSY) ("Insys" or "the Company") today announced that the Company’s Board of Directors (“Board”) has initiated a search to identify a candidate to succeed Dr. John N. Kapoor as President and Chief Executive Officer (“CEO”).  Dr. Kapoor will continue to serve as President and CEO until his replacement is appointed. The Board has appointed a special committee, comprised of independent Board members, Patrick P. Fourteau, Steven Meyer and Pierre Lapalme, to conduct the search for the Company’s next CEO.   These board members are, respectively, the chairs of the compensation committee, audit committee and nominating and corporate governance committee of the Board.

Mr. Fourteau stated, "Dr. Kapoor stepped into the role of CEO to rebuild the Company from an operational perspective. His expertise, dedication and commitment are very much appreciated. Under his leadership and guidance through this transition period, we believe Insys has emerged as a stronger company."

Dr. Kapoor stated, “I founded Insys nearly 15 years ago because I had a vision of helping patients with unmet medical needs.  As I return to focus on my outside interests, I am convinced more than ever that our existing products and pipeline have significant potential to benefit patients. Our Company remains committed to overcoming the challenges that we have faced and building shareholder value.”

About Insys Therapeutics, Inc.

Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using proprietary sublingual spray technology and capabilities to develop pharmaceutical cannabinoids, Insys is developing a pipeline of products intending to address unmet medical needs and the clinical shortcomings of existing commercial products. Insys currently markets one product, SUBSYS® (fentanyl sublingual spray) but has received approval for the marketing of SYNDROSTM (dronabinol oral solution), a proprietary, orally administered liquid formulation of dronabinol that Insys believes has distinct advantages over the current formulation of dronabinol in soft gel capsule.  Insys is committed to developing medications for potentially treating addiction to opioids, opioid overdose, epilepsy, and other disease areas with high unmet need.

SUBSYS® and SYNDROSTM are trademarks of Insys Development Company, Inc., a subsidiary of Insys Therapeutics, Inc.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding our belief that SYNDROS has distinct advantages over the current formulation of dronabinol in soft gel capsule. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. For a description of these risks facing the company, please see the risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and any subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Contact:

Lisa M. Wilson

President

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com